Exhibit 5.4
September 23, 2005
Nexen Inc.
801 — 7th Avenue S.W.
Calgary, AB T2P 3P7

Ladies and Gentlemen:
Re: Amended Registration Statement on Form F-10/A
We hereby consent to the reference to us in the amended registration statement on Form F-10/A to which this consent is attached (the “Registration Statement”) and the related short form prospectus (the “Prospectus”) of Nexen Inc. and to the use of our name under the headings “Legal Matters” and “Enforceability of Civil Liabilities” in the Prospectus included in the Registration Statement.
In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Securities Act of 1933 or the rules and regulations promulgated thereunder.
Yours truly,
/s/ BLAKE, CASSELS & GRAYDON LLP
BLAKE, CASSELS & GRAYDON LLP